EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                 Quarter Ended June 27, 1999 and June 28, 1998

(Thousands of Dollars and Shares Except Per Share Data)



                                          1999                 1998
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------

Net earnings                       $ 32,289    32,289      5,453     5,453
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           195,599   195,599    199,608   199,608
  Exercise of stock
   options and warrants:
    Actual                            1,159     1,159        293       293
    Assumed                               -    11,722          -     8,502
  Purchase of common stock           (1,428)   (1,428)    (1,062)   (1,062)
                                    -------   -------    -------   -------
    Total                           195,330   207,052    198,839   207,341
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .17       .16        .03       .03
                                    =======   =======    =======   =======